Exhibit 10.26

EMPLOYMENT

AND NON-COMPETITION AGREEMENT

This EMPLOYMENT AND NON-COMPETITION AGREEMENT (this “Agreement”) made as of this 9th day of September 2009 (the “Effective Date”), by and among Richard Markee (the “Executive”), VS Parent, Inc., a Delaware corporation (together with its successors and assigns, “Parent”), VS Direct, Inc. (together with its successors and assigns, “VS Direct”) and VS Holdings, Inc., a Delaware corporation (together with its successors and assigns, “Holdings”), and Vitamin Shoppe Industries, Inc., a New York corporation (together with its successors and assigns, the “Company”).

W I T N E S S E T H:

WHEREAS, Parent, Holdings, VS Direct, the Company and the Executive desire to memorialize the terms of the Executive’s employment effective as of the Effective Date under this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants and obligations herein contained, the parties hereto agree as follows:

1. Position and Responsibilities. During the Term, the Executive shall serve as Chief Executive Officer of each of Parent, Holdings, VS Direct and the Company and, in such capacity, shall be responsible for the general management of the business, affairs and operations of Parent, Holdings, VS Direct and the Company, shall perform such duties as are customarily performed by a chief executive officer of a company of a similar size, and shall have such power and authority as shall reasonably be required to enable him to perform his duties hereunder; provided, however, that in exercising such power and authority and performing such duties, he shall at all times be subject to the authority of the Board of Directors of Parent, Holdings, VS Direct and the Company. The Executive shall report to the Board of Directors of Parent, Holdings VS Direct and the Company. The Executive shall not report or be subject to the authority of any officer or employee of Parent, Holdings, VS Direct or the Company. The Executive agrees to devote substantially all of his business time, attention and services to the diligent, faithful and competent discharge of such duties for the successful operation of Parent’s, Holdings’, VS Directs’ and the Company’s business.

2. Compensation; Salary, Bonus and Other Benefits. During the Term, the Company shall pay the Executive the following compensation, including the following annual salary, bonus and other fringe benefits, subject to all applicable federal and state withholding, payroll and other taxes.

(A) Salary. In consideration of the services to be rendered by the Executive to the Company, the Company shall pay to the Executive a base salary of $600,000 per annum (such salary as it may be increased from time to time being hereinafter referred to as the “Base Salary”). Except as may otherwise be agreed, the Base Salary shall be payable in conformity with the Company’s customary practices for executive compensation as such practices shall be established or modified from time to time but shall be payable not less frequently than monthly. The Executive shall receive such increases in his Base Salary as the Board of Directors of the Company may from time to time approve in its discretion; provided, however, that the Executive’s Base Salary will be reviewed not less often than annually. The Executive’s Base Salary may not be decreased without his written consent.

(B) Bonus. Each fiscal year ending after the Effective Date during the Term (which, for the avoidance of doubt, shall include fiscal year 2011 if the Executive’s employment terminates on or after the expiration of the Term), the Executive shall be eligible for a cash bonus award (the “Annual Cash Bonus”).

For the fiscal year ending December 26, 2009, the Executive shall receive an Annual Cash Bonus equal to $300,000, payable in calendar year 2010 at the same time annual bonuses are paid to other senior executives of the Company (but in all events prior to March 15, 2010), and except as otherwise set forth in Sections 5(C)(ii), 5(D)(i), 5(E), and 5(F), subject to the Executive’s continued employment with the Company on December 26, 2009. For each fiscal year thereafter beginning during the Term, the Executive shall be eligible for an Annual Cash Bonus for any such fiscal year, based on a target opportunity for such Annual Cash Bonus of 100% of the Executive’s Base Salary, payable at the same time annual bonuses are paid to other senior executives of the Company (but in all events within two and half months after the end of the applicable fiscal year), subject to Sections 5(A), 5(C)(ii), 5(E) and 5(F), so long as Executive is employed by the Company on the last day of the calendar year in which most of the fiscal year occurs, based on such criteria as shall be established by Parent’s Compensation Committee of the Board of Directors in consultation with the Executive not later than thirty days after the commencement of the fiscal year.

(C) Benefits. The Executive will be entitled to participate, in accordance with the provisions thereof, in any health, disability and life insurance and other employee benefit plans and programs made available by the Company to its management employees generally. During the Term and so long as the Executive is not participating in the Company’s group health plan, the Company shall pay the Executive on a monthly basis a cash amount equal to the then monthly premium equivalent for such group health plan, as determined by the Company’s benefit consultant, that would have otherwise been payable by the Company on behalf of the Executive had the Executive been a participant in such group health plan (the “Opt-Out Amount”).

(D) Reimbursement of Expenses. The Company shall reimburse the Executive for any and all out-of-pocket expenses reasonably incurred by the Executive during the term of his employment in connection with his duties and responsibilities as Chief Executive Officer of Parent, Holdings, VS Direct or the Company, provided that the Executive complies with the policies, practices and procedures of the Company for submission of expense reports, receipts or similar documentation of such expenses. Upon presentation of appropriate documentation, the Company shall pay the Executive’s reasonable counsel fees incurred in connection with the negotiation and documentation of this Agreement, up to a maximum of $10,000, which shall be paid within sixty (60) days of the Effective Date.

(E) Automobile Allowance. During the Term, the Executive shall receive a monthly automobile allowance of $1,000 to be payable on a monthly basis as a reimbursement for automobile expenses in accordance with the plans, practices, policies, and programs applicable to the Company’s management employees generally.

(F) Vacation. The Executive shall be entitled to five (5) weeks of vacation time per fiscal year in accordance with the plans, practices, policies, and programs applicable to the Company’s management employees generally.

(G) Options. As promptly as practicable after the date hereof (but in all events no later than 15 days after the Effective Date), Parent shall grant the Executive an option to purchase 200,000 shares of common stock of Parent (the “Options”), par value $0.01 (“Parent Common Stock”) under the Amended and Restated VS Holdings, Inc. 2002 Stock Option Plan, as adopted by Parent (the “Plan”) and in accordance with the stock option agreement attached hereto as Exhibit A (“Stock Option Agreement”). The Options shall (i) have a strike price of $28.13 per share of Parent Common Stock, which the compensation committee of Parent’s Board of Directors (the “Parent Board”) has determined to be equal to or greater than the fair market value of a share of Parent Common Stock, (ii) subject to earlier vesting as provided in the Plan or the Stock Option Agreement, vest quarterly over four (4) years, at the rate of 6.25% of the shares of Parent Common Stock underlying the Options on each quarterly anniversary following the Effective Date, (iii) expire on the 90-month anniversary of the date of grant and (iv) to the extent not inconsistent with this Agreement or the Stock Option Agreement, be subject to all terms and conditions of the Plan.

(H) Restricted Stock. As promptly as practicable after the date hereof (but in all events no later than 15 days after the Effective Date), Parent shall adopt the Parent 2009 Equity Incentive Plan, and issue to the Executive 48,658 restricted shares of Parent Common Stock under such plan, which grant shall be in the form of the restricted stock award agreement attached hereto as Exhibit B (“Restricted Stock Award Agreement”). Such restricted shares of Parent Common Stock shall (i) subject to earlier vesting as provided in the Parent 2009 Equity Incentive Plan or the Restricted Stock Award Agreement, vest quarterly over four (4) years at the rate of 6.25% of the restricted shares on each quarterly anniversary following the Effective Date, and (ii) to the extent not inconsistent with this Agreement or the Restricted Stock Award Agreement, be subject to all terms and conditions of the Parent 2009 Equity Incentive Plan.

(I) Acquired Securities. On the date the restricted shares under Section 2(H) are granted to the Executive (or promptly thereafter), the Executive shall purchase from Parent, by check or wire transfer of immediately available funds, 26,839 shares of Parent Common Stock (the “Acquired Securities”) at a price per share of Parent Common Stock of $28.13, for an aggregate cash purchase price of $754,981, pursuant to a subscription agreement attached hereto as Exhibit C (the “Subscription Agreement”).

3. Term. The term of Executive’s employment hereunder shall commence on the Effective Date and shall terminate on December 31, 2011 (the “Term”), unless earlier terminated as provided in Section 5 of this Agreement.

4. Key Man Life Insurance. The Company may apply for and obtain and maintain a Key Man Life Insurance policy in the name of the Executive in such amount as the Company may determine, the beneficiary of which shall be the Company. The Executive shall submit to physical examinations and answer reasonable questions in connection with the application for and, if obtained, the maintenance of, as may be required, such insurance policy.

5. Termination. The Executive’s term of employment under this Agreement may be earlier terminated as follows (as well as automatically upon expiration of the Term):

(A) At the Executive’s Option; Upon Expiration of the Term. The Executive may terminate his employment at any time upon at least three months’ advance written notice to the Company. In addition, the Executive’s employment hereunder shall automatically terminate upon expiration of the Term. In either such event, the Executive shall be entitled to no severance or other termination benefits from and after the termination of his employment, except as provided in Section 5(G), (H) and (I) hereof. Notwithstanding the foregoing, upon the termination of the Executive’s employment upon the expiration of the Term, the Executive shall also be entitled to an Annual Cash Bonus for fiscal year 2011 in accordance with Section 2(B) and retiree medical to the extent provided in Section 5(K).

(B) At the Election of the Board With Cause. The Parent Board may, unilaterally, terminate the Executive’s employment hereunder “with cause” at any time during the Term upon written notice to the Executive. Termination of the Executive’s employment by the Board shall constitute a termination “with cause” under this Agreement only if such termination is for one or more of the following causes: (i) wrongful misappropriation by the Executive of Company assets of a material value and not remedied within thirty (30) days after receipt of written notice from the Company; (ii) alcoholism or drug addiction, any of which materially impairs the ability of the Executive to perform his duties and responsibilities hereunder or is seriously injurious to the business of the Company and not remedied within thirty (30) days after receipt of written notice from the Company; (iii) the conviction of a felony; (iv) gross neglect or willful misconduct by the Executive in the conduct or management of the Company not remedied within thirty (30) days after receipt of written notice from the Company which neglect or misconduct materially affects the Company; (v) willful refusal to comply with any significant policy, directive or decision of the Board in furtherance of a legitimate business purpose of the Company or willful refusal to perform the duties reasonably assigned to the Executive by the Board consistent with the Executive’s functions, duties and responsibilities set forth in Section 1 hereof, in each case, in any material respect, and only if not remedied within thirty (30) days after receipt of written notice from the Company; or (vi) breach by the Executive of Section 7 or 8(A) or 9 of this Agreement, in any material respect, not remedied within thirty (30) days after receipt of written notice from the Company. Notwithstanding the foregoing, the Executive shall not be terminated “with cause” under this Agreement or otherwise unless he is given an opportunity to be heard before the Parent Board (accompanied by counsel, if he so chooses) and, after such hearing, there is a vote of majority of the members of the Parent Board (not including the Executive but including at least one independent director voting in favor) to terminate the Executive’s employment “with cause”. Any such termination shall be subject to de novo review in accordance with Section 23. In the event of a termination “with cause” pursuant to the provisions of clauses (i) through (vi) above, inclusive, the Executive shall be entitled to no severance or other termination benefits, except as provided in Section 5(G), (H) and (I) hereof.

(C) At the Election of the Company for Reasons Other than With Cause or by Executive for Good Reason. The Company may, unilaterally, terminate the Executive’s employment hereunder at any time during the Term without Cause upon five (5) business days prior written notice to the Executive of the Company’s election to terminate. The Executive may terminate the Executive’s employment following the removal of the Executive as the Chief Executive Officer of Parent, Holdings, VS Direct or the Company (or any of their successors or assigns) (“Good Reason”) without the written consent of the Executive which is not remedied by Parent, Holdings, VS Direct or the Company within 30 days after the Executive gives written notice to the Board of such change (which written notice shall be given within 30 days of such change), provided that Executive actually terminates employment within 15 days following the expiration of the 30 day remedy period. Upon any such termination under this Section 5(C), the Company shall:

(i) Pay the Executive his Base Salary from the date of the termination of the Executive’s employment through the earlier to occur of (1) the last date of the Term and (2) the date that is twelve (12) months following Executive’s termination. Such payments shall be payable on a quarterly basis following the Executive’s termination and shall be subject to all applicable federal and state withholding taxes.

(ii) Pay to the Executive (x) the full amount of any unpaid Annual Cash Bonus for any fiscal year of the Company prior to the fiscal year in which the Executive’s employment is terminated in accordance with the provisions of Section 2(B) hereof, and (y) for the fiscal year in which the Executive’s employment is terminated, the pro rata amount of the Annual Cash Bonus calculated by multiplying (A) a fraction the numerator of which is the number of full calendar months that the Executive was employed by the Company in such fiscal year and the denominator of which is 12 and (B) an amount equal to the current fiscal year’s Annual Cash Bonus determined and paid at the time and in the manner set forth in Section 2(B) (provided that if the Executive’s employment is terminated on or prior to the last day of fiscal year 2009, the Company shall pay the Executive the full guaranteed bonus for 2009).

(iii) Subject to the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), until the earlier to occur of (x) a period of twelve months from the date of termination of Executive or (y) the time when the Executive becomes eligible for insurance coverage offered by any subsequent employer (the “Insurance Continuation Period”), allow the Executive to continue to participate in all life, health, disability and similar insurance plans and programs of the Company to the extent that such continued participation is possible under the general terms and provisions of such plans and programs, with the Company and the Executive paying the same portion of the cost of each such plan or program as existed at the time of the Executive’s termination. In the event that the Executive’s continued participation in any group plans and programs is not permitted, then in lieu thereof, the Company shall acquire, with the same cost sharing, individual insurance policies providing comparable coverage for the Executive for the Insurance Continuation Period; provided, that the Company shall not be obligated to pay for any such individual coverage more than three (3) times the Company’s cost of such group coverage; and provided further that in the event that the Executive is receiving the Opt-Out Amount at the time of such termination in accordance with the terms of Section 2(C) and is also participating in continuing health insurance coverage pursuant to the Toys Agreement (as defined in Section 5(K)), the maximum obligation of the Company under this Section 5(C)(iii) shall be limited to paying the Opt-Out Amount to the Executive during the Insurance Continuation Period (the “Continued Benefits”).

Notwithstanding the foregoing, if during the period from the date of the termination of the Executive’s employment hereunder through the end of the period for which any severance is payable pursuant to this Section 5(C), the Executive (i) becomes employed or (ii) performs 390 or more hours of consulting services for a single client in any ninety (90) day period (other than serving as a director of Parent, Holdings, VS Direct or the Company), the Executive shall promptly notify the Company of such employment or consulting engagement, and the severance payable pursuant to paragraphs 5(C)(i) hereof shall be reduced by the gross amount of the compensation or consulting fees earned by the Executive pursuant to such employment or consulting engagement during the applicable severance period. Nothing herein, however, shall require the Executive to mitigate damages by seeking other employment (including self-employment).

(D) At the Election of the Executive for Certain Reasons. The Executive may terminate his employment immediately upon written notice to the Company upon the occurrence of a Change of Control (as defined below) followed, within twelve (12) months after the date of the Change of Control, by a material adverse change in the Executive’s function, duties or responsibilities from those described in Section 1 hereof without the written consent of the Executive which is not remedied by the Company within 30 days after the Executive gives written notice to the Board of such change. In the event the Executive exercises his right to terminate his employment under this Section 5(D), the Company shall:

(i) Pay to the Executive his Base Salary from the date of the termination of the Executive’s employment for a period of twelve months following termination of the Executive. Such payments shall be payable on a quarterly basis following the Executive’s termination and shall be subject to all applicable federal and state withholding taxes.

(ii) Pay to the Executive (x) the full amount of any unpaid Annual Cash Bonus for any fiscal year of the Company prior to the year in which the Executive’s employment is terminated in accordance with the provisions of Section 2(B) hereof, and (y) $100,000 for the fiscal year of the Company in which the Executive’s employment is terminated (or $300,000 if such termination is in fiscal year 2009), payable in a lump-sum within sixty (60) days following termination.

(iii) Provide the Continued Benefits.

For the purposes of this Agreement, a “Change of Control” shall have the meaning ascribed to such term in the Parent 2009 Equity Incentive Plan.

(E) Disability of the Executive. In the event of the disability of the Executive, the Company may, unilaterally, terminate the Executive’s employment hereunder at any time upon written notice to the Executive. In the event the Executive’s employment is terminated pursuant to this Section 5(E), the Executive shall be entitled to no severance or other termination benefits from and after the termination of his employment except as provided in Sections 5(G), (H), (I) and (K) hereof. For purposes of this Agreement, “disability” shall mean the inability, by reason of bodily injury or physical or mental disease, or any combination thereof, of the Executive to perform his customary or other comparable duties with the Company for ninety (90) consecutive days. In the event the parties are unable to agree as to whether the Executive is suffering a disability, the Executive and the Company shall each select a physician and the two physicians so chosen shall make the determination or, if they are unable to agree, they shall select a third physician, and the determination as to whether the Executive is suffering a disability shall be based upon the determination of a majority of the three physicians. Any other rights and benefits the Executive may have under employee benefit plans and programs of the Company generally in the event of the Executive’s disability shall be determined in accordance with the terms of such plans and programs.

(i) Notwithstanding the foregoing, in the event that the Executive’s employment is terminated pursuant to this Section 5(E), the Executive shall be entitled to receive (i) the full amount of any unpaid Annual Cash Bonus for any fiscal year of the Company prior to the year in which the Executive’s employment is terminated, and (ii) for the calendar year in which the Executive’s employment is terminated, the pro rata amount of the Annual Cash Bonus calculated by multiplying (A) a fraction the numerator of which is the number of full calendar months that the Executive was employed by the Company in such fiscal year and the denominator of which is 12 and (B) an amount equal to the current fiscal year’s Annual Cash Bonus determined and paid at the time and in the manner set forth in Section 2(B) (provided that if the Executive’s employment is terminated on or prior to the last day of fiscal year 2009, the Company shall pay the Executive the full guaranteed bonus for 2009).

(F) Executive’s Death. The Executive’s employment shall be terminated upon the death of the Executive. Any rights and benefits that the Executive’s estate or any other person may have under employee benefit plans and programs of the Company generally in the event of the Executive’s death shall be determined in accordance with the terms of such plans and programs. In the event the Executive’s employment is terminated pursuant to this Section 5(F), the Executive shall be entitled to no severance or other termination benefits from and after the termination of his employment except as provided in Sections 5(G), (H), (I) and (K) hereof.

(i) Notwithstanding the foregoing, in the event that the Executive’s employment is terminated pursuant to this Section 5(F), the Executive (or his estate) shall be entitled to receive (i) the full amount of any unpaid Annual Cash Bonus for any fiscal year of the Company prior to the year in which the Executive’s employment is terminated, (ii) for the fiscal year in which the Executive’s employment is terminated, the pro rata amount of the Annual Cash Bonus calculated by multiplying (A) a fraction the numerator of which is the number of full calendar months that the Executive was employed by the Company in such fiscal year and the denominator of which is 12 and (B) an amount equal to the current fiscal year’s Annual Cash Bonus determined and paid at the time and in the manner set forth in Section 2(B) (provided that if the Executive’s employment is terminated on or prior to the last day of fiscal year 2009, the Company shall pay the Executive the full guaranteed bonus for 2009).

(G) Accrued and Unpaid Base Salary. If the Executive’s employment is terminated pursuant to this Section 5, the Executive (or his estate) shall be entitled to receive any and all accrued but unpaid Base Salary earned through the date of termination by the Executive pursuant to the terms of this Agreement.

(H) Reimbursement of Expenses. In the event of the Executive’s termination pursuant to this Section 5, the Company shall reimburse the Executive (or his estate) for any and all out-of-pocket expenses reasonably incurred by the Executive consistent with Company policy prior to the date of such termination.

(I) Continuing Benefits and Entitlements. Termination pursuant to this Section 5 shall not modify or affect in any way whatsoever any vested right of the Executive to benefits payable under any retirement or pension plan or under any other employee benefit plan of Parent, Holdings, VS Direct, the Company or any of their affiliates, and all such benefits shall continue, in accordance with, and subject to, the terms and conditions of such plans, to be payable in full to or on account of the Executive (or his estate) after such termination. In addition, in the event of the Executive’s termination pursuant to this Section 5, he shall remain entitled to any rights or benefits under any equity agreement or plan applicable to him, including without limitation, the Stock Option Agreement, the Restricted Stock Award Agreement, the Subscription Agreement and the Securityholders’ Agreement (as defined in the Parent 2009 Equity Incentive Plan).

(J) Company’s Obligation. The Company’s obligation to make the severance payments and provide benefits in each case required under Sections 5(C) and 5(D) is conditioned upon the Executive’s (i) execution and delivery to the Company of a general release covering employment-related claims (but not claims as a shareholder) in form satisfactory to the Company and (ii) continued observance in all material respects of the covenants contained Sections 7 or 8(A) or 9 of this Agreement. Except as set forth in this Section 5(C), (D), or (J) or Section 6, Parent, Holdings, VS Direct, the Company or any of their affiliates shall not otherwise have a right of offset, recoupment or forfeiture with respect to any payments, benefits or entitlements due to the Executive.

(K) Retiree Medical Benefits. Following termination of the Executive’s employment hereunder as a result of expiration of the Term or pursuant to Sections 5(C), (D), (E) or (F), and following the expiration of any applicable Insurance Continuation Period, (i) the Executive shall be responsible for paying the full COBRA premiums for the remainder (if any) of the applicable COBRA continuation period, and (ii) provided that the Executive is no longer eligible to participate in continuing health insurance coverage pursuant to his employment letter with Toys “R” Us, Inc. dated as of October 13, 2006 (the “Toys Agreement”), following expiration of the applicable COBRA continuation period (if any) and until the date on which the Executive turns age 65 (or would have turned age 65 had the Executive survived until such date), the Executive and his eligible dependents (but only to the extent that his eligible dependents would have been eligible to receive coverage under the Toys Agreement had such coverage remained available) shall be eligible to continue to participate in a Company provided health insurance plan that provides health coverage at a level commensurate with the level at which active senior executives of the Company and their dependents participate so long as the Executive (or his spouse, in the case of his death) pays the full cost of such coverage. Notwithstanding the foregoing, the Company reserves the right, subject to the limitations of applicable law, to amend or otherwise alter the health coverage made available pursuant to the foregoing sentence (including, without limitation, reducing such coverage) at any time so long as such coverage is commensurate with the coverage provided to active senior executives of the Company.

6. Repurchase Option.

(A) If the Executive voluntarily terminates his employment with the Company prior to the expiration of the Term (and does not continue as a director of Parent, Holdings, VS Direct or the Company immediately following such termination) or the Board terminates the Executive’s employment hereunder “with cause”, then all of the Acquired Securities (whether then held by the Executive or his transferees) shall be subject to repurchase by Parent pursuant to this Section 6 (the “Repurchase Option”).

(B) The purchase price of the Acquired Securities subject to the Repurchase Option shall be the lesser of (i) the Fair Market Value of such Acquired Securities, and (ii) the Original Cost of such Acquired Securities. As used herein, the term “Original Cost” means the original issue price thereof, as such amount may be adjusted to account for any subdivision (by any stock split, stock dividend, recapitalization or otherwise) or proportionate reduction (by reverse stock split or otherwise) of Parent Common Stock, and “Fair Market Value” means (a) if the Parent’s Common Stock is readily traded on an established national or regional securities exchange, the price as determined pursuant to clause (a) of the definition of Fair Market Value in the 2009 Equity Incentive Plan and (b) if the Parent’s Common Stock is not so readily traded, the fair market value of the Acquired Securities, as determined by Parent Board in good faith; provided that if within 10 days after the Executive is notified of Parent Board’s determination, the Executive notifies the Chairman of the Parent Board in writing that he objects to Parent Board’s determination and the Executive and Parent Board are unable to reach agreement upon the Fair Market Value of the Acquired Securities subject to repurchase, then the Fair Market Value shall be determined by an independent appraiser jointly selected by Parent Board and the Executive (and if the Executive and Parent Board are unable to agree upon the choice of an independent appraiser, they will select an independent appraiser by lot from a list comprised of four nationally-recognized appraisal or investment banking firms, two of whom shall be selected by Parent Board and two of whom shall be selected by the Executive). The determination of the appraiser shall be set forth in a written report delivered to Parent and the Executive and shall be conclusive and binding on the parties. The fees and expenses of the appraiser shall be borne equally by Parent and the Executive.

(C) Parent may elect to purchase all or any portion of the Acquired Securities that becomes subject to a Repurchase Option by delivering written notice (the “Purchase Notice”) to the holder or holders of such Acquired Securities within 90 days after the date of termination of the Executive’s employment hereunder. The Purchase Notice will set forth the type and amount of Acquired Securities to be acquired from each holder, the aggregate consideration to be paid for such securities and the time and place for the closing of the transaction. The amount of Acquired Securities to be purchased by Parent shall first be satisfied to the extent possible from the Acquired Securities held by the Executive at the time of delivery of the Purchase Notice. If the amount of Acquired Securities then held by the Executive is less than the amount of Acquired Securities that Parent has elected to purchase, Parent shall purchase the remaining Acquired Securities elected to be purchased ratably from the Executive’s transferees, in accordance with the amount of Acquired Securities held by such other holder(s) at the time of delivery of such Purchase Notice.

(D) The closing of the purchase of Acquired Securities pursuant to the Purchase Option shall take place on the date designated by Parent in the Purchase Notice, which date shall not be more than 30 days nor less than five days after the delivery of the Purchase Notice. Parent may pay for the Acquired Securities to be purchased by it pursuant to the Purchase Option (i) by cash payable by delivery of a check or a wire transfer of funds or (ii) if the terms of any financing arrangement entered into by Parent prohibit the payment of cash to the Executive, then (1) by the issuance of a subordinated promissory note in the principal amount equal to 50% of the aggregate purchase price of the Acquired Securities being purchased by Parent, which subordinated promissory note shall mature on the fifth anniversary of the Effective Date and accrue interest payable only at maturity at a rate of 8% per annum, and which shall be subordinated to all of Parent’s existing financing arrangements and (2) by cash payable by delivery of a check or a wire transfer of funds equal to 50% of the aggregate purchase price of such Acquired Securities. Parent may assign its rights under this Section 6 to any of its subsidiaries; to the extent Parent is prohibited by law or by its or its subsidiaries’ financing agreements from repurchasing any Acquired Securities subject to the Purchase Option, Parent may assign its right to exercise the Purchase Option with respect to such Acquired Securities to any of its stockholders or their affiliates. The purchasers of Acquired Securities hereunder will be entitled to receive customary representations and warranties from the sellers regarding such sale and to require all sellers’ signatures be guaranteed.

(E) All repurchases of Acquired Securities pursuant to this Section 6 shall be subject to all applicable restrictions under law or contained in Parent’s and its subsidiaries’ financing agreements.

7. Noncompetition Covenant. The Executive acknowledges and agrees with respect to the Company that the business of the Company is conducted primarily in the United States (the “Territory”), and that the Company’s reputation and goodwill are an integral part of its business success throughout the Territory. If the Executive deprives the Company of any of the Company’s goodwill or in any manner utilizes its reputation and goodwill in competition with the Company, the Company will be deprived of the benefits it has bargained for. Accordingly, the Executive agrees that during the term of the Executive’s employment by the Company and for a period of three (3) years thereafter (the “Non-competition Period”), the Executive shall not, without the Company’s prior written consent, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant or otherwise with, any profit or non-profit business or organization in the Territory that, directly or indirectly, manufactures, markets or distributes (through wholesale, retail or direct marketing channels including, but not limited to, mail order and internet distribution) (i) vitamins, minerals, nutritional supplements, herbal products, sports nutrition products, bodybuilding formulas or homeopathic remedies or (ii) any other product category sold by the Company or its subsidiaries which represented four percent (4%) or more of the Company’s consolidated gross revenue in the month preceding the Executive’s termination (any such business being a “Competitive Business”). Notwithstanding the foregoing, the Executive may be a passive owner (which shall not prohibit the exercise of any rights as a shareholder) of not more than 5% of the outstanding stock of any class of any public corporation that engages in a Competitive Business.

8. Nonsolicitation.

(A) For a period commencing on the Effective Date and ending on the fifth anniversary of the termination of the Executive’s employment, the Executive shall not directly, or cause any other person or entity to, either for himself or for any other person, business, partnership, association, firm, company or corporation, hire from the Company or its subsidiaries or attempt to hire, divert or take away from the Company or its subsidiaries, any of the officers or employees of the Company or its subsidiaries who are employed by the Company or its subsidiaries; provided that if the Executive’s employment has terminated, this prohibition shall apply only with respect to officers and employees employed on the date of the Executive’s termination of employment or within six months prior to such date. For a period commencing on the Effective Date and ending on the fifth anniversary of the termination of the Executive’s employment, the Executive shall not directly, or cause any other person or entity to, either for himself or for any other person, business, partnership, association, firm, company or corporation, attempt to divert or take away from the Company or its subsidiaries any of the business of the Company or its subsidiaries; provided that if the Executive’s employment has terminated, this prohibition shall apply only with respect to business as of the date of the Executive’s termination of employment.

(B) For a period commencing on the date of the Executive’s termination of employment and ending on the fifth anniversary of the termination of the Executive’s employment, the Executive shall not directly, or cause any other person or entity to, knowingly make any statement or other communication that impugns or attacks the reputation or character of the Company or its subsidiaries, or damages the goodwill of the Company or its subsidiaries, or knowingly take any action directly, or cause any other person or entity to take any action, that would interfere with any contractual or customer or supplier relationships of the Company or its subsidiaries.

9. Nondisclosure Obligation. The Executive shall not at any time, whether during or after the termination of his employment, reveal to any person, association or company marketing plans, strategies, pricing policies, product formulations and other specifications, customer lists and accounts, business finances or financial information of the Company or its subsidiaries so far as they have come or may come to his knowledge, except as may be required in the ordinary course of performing his duties as an officer of Parent, Holdings, VS Direct or the Company or as may be in the public domain through no fault of his or as may be required by law and after prior notification to the Company (including a court, administrative agency or arbitrator) or to the extent necessary to enforce or defend the Executive’s rights under this Agreement (including its Exhibits) or any other agreement between or among Parent, Holdings, VS Direct or the Company (and related parties).

10. Intellectual Property, Inventions and Patents. The Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company’s or its subsidiary’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether above or jointly with others) while employed by the Company whether before or after the date of this Agreement (“Work Product”), belong to the Company or such subsidiary. The Executive shall promptly disclose such Work Product to the Company’s Board of Directors and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Executive’s employment with the Company) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

11. Remedies Upon Breach. The Executive agrees that any material breach of Section 7, 8, 9 or 10 of this Agreement by him could cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of any obligations hereunder, without the necessity of posting a bond.

12. Excise Taxes. Notwithstanding any other provision of this Agreement to the contrary, if any payment or benefit Executive would receive from the Company, Parent, VS Direct or VS Holdings under this Agreement or otherwise (including, without limitation, any payment, benefit, entitlement or distribution paid or provided by the person or entity effecting the change in control) in connection with a change of control (the “Total Payments”) (a) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) but for this Section 12, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive will be entitled to receive either (i) the full amount of the Total Payments (taking into account the full value of the equity awards), or (ii) a portion of the Total Payments having a value equal to $1 less than three (3) times Executive’s “base amount” (as such term is defined in Section 280G(b)(3)(A) of the Code), whichever of clauses (i) and (ii), after taking into account applicable federal, state, and local income and employment taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Executive, on an after-tax basis, of the greatest portion of the Total Payments. Any determination required under this Section 12 shall be made in writing by the independent public accountants of the Company (the “Accountants”), whose determination shall be conclusive and binding for all purposes upon the Company and Executive. For purposes of making the calculations required by this Section 12, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code. If there is a reduction pursuant to this Section 12 of the Total Payments to be delivered to Executive, such reduction shall occur in the following order: (i) any cash severance payable by reference to Executive’s base salary or annual bonus, (ii) any other cash amount payable to Executive, (iii) any benefit valued as a “parachute payment,” and (iv) acceleration of vesting of any equity award This Section 12 shall not apply, however, to any payment or benefit if the application of Section 280G(b)(5) of the Code to such payment or benefit results in such payment or benefit not constituting a parachute payment under Section 280G(b)(2). For the avoidance of doubt, in the event additional Total Payments are made to the Executive after the application of the cutback in this Section 12, which additional Total Payments result in the cutback no longer being applicable, the Company shall pay the Executive an additional amount equal to the value of the Total Payments which were originally cutback. The Company shall determine at the end of each calendar year whether any such restoration is necessary based on additional Total Payments (if any) made during such calendar year, and shall pay such restoration within 90 days of the last day of such calendar year.

13. Indemnification. If the Executive becomes a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (including being called as a witness) by reason of the fact that he is or was an officer, director, agent or employee of Parent, Holdings, VS Direct and/or the Company or is or was serving at the request of any such party as an officer, director, agent or employee of another corporation or other entity, he shall be indemnified (and advanced expenses as incurred (subject to proper documentation) prior to a final disposition of the matter, provided that the Executive agrees to repay such advanced expenses when required pursuant to the certificate of incorporation and by-laws of Parent, Holdings, VS Direct or the Company) by Parent, Holdings, VS Direct and the Company to the maximum extent permitted by applicable law and not inconsistent with the provisions of the certificate of incorporation and by-laws of Parent, Holdings, VS Direct or the Company, as applicable. The right of indemnification herein provided for shall not be deemed exclusive of any other rights to which the Executive may be entitled as a matter of law and any rights of indemnity under any policy of insurance carried by Parent, Holdings, VS Direct or the Company. Parent, Holdings, VS Direct and the Company each individually agree to cover the Executive under its directors’ and officers’ liability insurance policies on a basis no less favorable to the Executive as any other director or senior executive is covered until such time as suits can no longer be brought against the Executive as a matter of law.

14. Acknowledgements. The Executive hereby acknowledges that the enforcement of the provisions of Sections 7 and 8 hereof may potentially interfere with his ability to pursue a proper livelihood. The Executive recognizes and agrees that the enforcement of this Agreement is necessary to ensure the preservation, protection and continuity of the business, trade secrets and goodwill of the Company. The Executive agrees that, due to the proprietary nature of the Company’s business, the restrictions set forth in this Agreement are reasonable as to time and scope. The Executive hereby acknowledges that he has been advised to consult with an attorney before executing this Agreement and that he has done so or, after careful reading and consideration, he has chosen not to do so of his own volition.

15. Representations. The Executive hereby represents and warrants that his employment with the Company on the terms and conditions set forth herein and his execution and performance of this Agreement do not constitute a breach or violation of any other written agreement or obligation with any third party. The Executive represents that he is not bound by any written agreement which conflicts with, or may conflict with, the performance of his obligations hereunder or prevent the full performance of his duties and obligations hereunder. Parent, Holdings, VS Direct and the Company each represents and warrants to the Executive that it is fully authorized by action of its board (or of any other person or body whose action is required) to enter into this Agreement and, if applicable, its Exhibits, and to perform its obligations under such agreement and upon the execution and delivery of this Agreement and, to the extent applicable, its Exhibits by it and the Executive, this Agreement and, to the extent applicable, its Exhibits, shall be its valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any conflict of law provisions thereof. In the event of a conflict between any provision of this Agreement

(including its Exhibits) and any provision of any other plan, policy, program or agreement, the provisions of this Agreement (including its Exhibits) shall govern unless the Executive has otherwise agreed in a writing that expressly references the provision of this Agreement or its Exhibits whose control he is waiving. Except as otherwise provided in Section 23, each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of Delaware located in Wilmington, Delaware or the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits in any proceeding relating to this Agreement or the Executive’s employment by the Company or any affiliate, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Delaware located in Wilmington, Delaware, the court of the United States of America for the District of Delaware, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Delaware State court or, to the extent permitted by law, in such federal court, (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that the Executive or the Company may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) waives all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or Executive’s employment by the Company or any affiliate of the Company, or the Executive’s or the Company’s performance under, or the enforcement of, this Agreement, (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at the Executive’s or the Company’s address as provided in Section 21 hereof, and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware.

17. Severability. In case any one or more of the provisions contained in this Agreement for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions has never been contained herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to the scope, activity or subject so as to be unenforceable at law, such provision or provisions shall be construed and reformed by the appropriate judicial body of limiting and reducing such provision or provisions, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

18. Waivers and Modifications. This Agreement may be modified, and the rights and remedies of any provisions hereof may be waived, only in accordance with this Section 18. No modification or waiver by the Company shall be effective without the consent of at least a majority of the Company’s Board of Directors then in office at the time of such modification or waiver. No waiver by either party of any breach by the other or any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement.

19. Entire Agreement. This Agreement, together with the Exhibits attached hereto, sets forth all of the terms of the understandings between the parties with reference to the subject matter set forth herein and, as of the Effective Date, supersedes all prior agreements and understandings, both written and oral, between the Company and the Executive concerning such subject matter, and may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

20. Assignment. The Executive acknowledges that the services to be rendered by him are unique and personal. Accordingly, the Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement. Parent, Holdings, VS Direct and the Company shall not be able to assign or transfer their rights, duties and obligations under this Agreement without the Executive’s prior consent; provided that the Parent shall have the right to assign this Agreement to its successors and assigns provided such successor or assign agrees to perform Parent’s, Holding’s, VS Direct’s and the Company’s duties under this Agreement and its Exhibits. The rights and obligations of Parent, Holdings, VS Direct and the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of such party. The rights and obligations of the Executive shall inure to the benefit of, and shall be binding upon, his heirs. In the event the Executive dies while any payment or entitlement is due to him, such payment or benefit shall be paid to his designated beneficiaries or if no beneficiary is designated, to his estate.

21. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given to the person or entity (i) when delivered by hand, (ii) three days after being sent by first-class certified mail, postage prepaid, return receipt requested, (iii) when delivered by overnight commercial courier, or (iv) when transmitted by telecopy or facsimile machine (with confirmation of receipt), to the following address of the party to whom such notice is to be made, or to such other address as such party may designate in the same manner provided herein:

If to the Company, Parent, VS Direct or Holdings:

Vitamin Shoppe Industries Inc.

2101 91st. Street

North Bergen, New Jersey 07047

Attention:  James M. Sander

Facsimile: (201) 868-0727

with copies (which shall not constitute notice) to:

Irving Place Capital

277 Park Avenue, 39th Floor

New York, New York 10172

Attention:  Douglas R. Korn and Richard L. Perkal

Facsimile: (212) 551-4542

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:  Michael T. Edsall, Esq.

Facsimile: (212) 446-6460

If to the Executive:

Richard Markee

360 Mendham Road

Bernardsville, NJ 07924

Facsimile: (            )     -

with a copy (which shall not constitute notice) to:

Morrison Cohen LLP

909 Third Avenue, 27th Floor

New York, New York 10022

Attention:  Colleen Westbrook, Esq.

Facsimile: (917) 522-3156

22. Survival of Obligations. The provisions of Sections 5, 6, 7, 8, 9, 10, 11, 12, 13, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24 and 25 shall survive the termination or expiration of the Term as a continuing agreement of the Company, Holdings, Parent, VS Direct and the Executive. The existence of any claim or cause of action by the Executive against the Company shall not constitute and shall not be asserted as a defense to the enforcement by the Company of this Agreement.

23. Arbitration. Any dispute, controversy, or claim arising out of or in connection with this Agreement or its Exhibits shall be determined and settled by arbitration pursuant to the Commercial Arbitration rules then in effect of the American Arbitration Association, to be held in the Borough of Manhattan in New York City. Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in a court having competent jurisdiction. Notwithstanding the foregoing, nothing in this Section 23 shall prevent the parties from exercising their right to bring an action in any court of competent jurisdiction for injunctive or other provisional relief to compel the other party hereto to comply with its obligations under Sections 7, 8 and 9 of this Agreement. In the event of any dispute between the parties relating to this Agreement or its Exhibits (including pursuant to Section 11 hereof), each party agrees to be responsible for its or his own costs and expenses, including legal fees; provided that the costs of paying the arbitrator(s), if applicable, shall be split evenly between the parties.

24. Code Section 409A Compliance.

(A) The intent of the parties is that payments and benefits under this Agreement comply with Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In the event that the Company determines reasonably and in good faith that there is any provision of this Agreement that could cause the Executive to be subject to additional tax, interest or penalties under the provisions of Code Section 409A, such provision shall be interpreted and resolved in the manner the Company reasonably and in good faith deems necessary to prevent the application of such taxes, interest or penalties under Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(B) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit upon or following a termination of employment if such payment or benefit constitutes a “deferral of compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such payment or benefit, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service”, such payment or benefit shall not be made or provided until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (ii) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(C) To the extent that severance payments or benefits pursuant to this Agreement are conditioned upon the execution and delivery by the Executive of a release of claims, the Executive shall forfeit all rights to such payments and benefits which constitute a “deferral of compensation” under Code Section 409A unless such release is signed and delivered within sixty (60) days following the date of the Executive’s termination of employment. In this regard, the Company agrees to provide the Executive with the form of release required under Section 5(J) no later than 5 days after the Executive’s termination date. If the foregoing release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then the following shall apply:

(i) To the extent that any such cash payment or continuing benefit to be provided is not “nonqualified deferred compensation” for purposes of Code Section 409A, then such payment or benefit shall commence upon the first scheduled payment date immediately following the date that the release is executed, delivered and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement applied as though such payments commenced immediately upon the Executive’s termination of employment, and any payments made thereafter shall continue as provided herein.

(ii) To the extent that any such cash payment or continuing benefit to be provided is “nonqualified deferred compensation” for purposes of Code Section 409A, then, subject to the delay set forth above in clause (B), if applicable, such payments or benefits shall be made or commence upon the sixtieth (60th) day following the Executive’s termination of employment. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the Executive’s termination of employment, and any payments made thereafter shall continue as provided herein.

(D) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(E) For purposes of Code Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(F) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

25. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Signatures delivered by facsimile (including by “pdf”) shall be effective for all purposes.

[END OF PAGE]

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

VITAMIN SHOPPE INDUSTRIES, INC.

By:	/s/ James M. Sander
Name: James M. Sander
Title: Vice President and General Counsel

VS HOLDINGS, INC.

By:	/s/ James M. Sander
Name: James M. Sander
Title: Vice President and General Counsel

VS DIRECT, INC.

By:	/s/ James M. Sander
Name: James M. Sander
Title: Vice President and General Counsel

VS PARENT, INC.

By:	/s/ James M. Sander
Name: James M. Sander
Title: Vice President and General Counsel

/s/ Richard Markee
Richard Markee

Signature Page to Employment and Non-Competition Agreement

Exhibit A

Form of Stock Option Agreement

20

Exhibit B

Form of Restricted Stock Award Agreement

21

Exhibit C

Subscription Agreement

22